Exhibit 99.1

Arcellx Announces Closing of Initial Public Offering and Exercise in Full of the Underwriters’ Option to Purchase Additional Shares

GAITHERSBURG, Maryland, February 8, 2022 – Arcellx, Inc. (NASDAQ: ACLX), a biotechnology company reimagining cell therapy through the development of innovative immunotherapies for patients with cancer and other incurable diseases, today announced the closing of its initial public offering of 9,487,500 shares of its common stock, which includes the exercise in full of the underwriters’ option to purchase 1,237,500 additional shares of its common stock, at a public offering price of $15.00 per share. The aggregate gross proceeds from the offering were $142.3 million, before deducting underwriting discounts and commissions and other offering expenses payable by Arcellx. All of the shares of common stock were offered by Arcellx. Arcellx’s common stock began trading on the Nasdaq Global Select Market on February 4, 2022, under the ticker symbol “ACLX.”

BofA Securities, SVB Leerink, Barclays and William Blair acted as joint book-running managers for the offering.

A registration statement relating to the offering has been filed with the Securities and Exchange Commission and became effective on February 3, 2022. The offering was made only by means of a prospectus, copies of which may be obtained from: BofA Securities, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@bofa.com; SVB Securities LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, Massachusetts 02109, by telephone at 1-800-808-7525, ext. 6105, or by email at syndicate@svbleerink.com; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by email at barclaysprospectus@broadridge.com or by telephone at (888) 603-5847; or William Blair & Company, L.L.C., Attention: Prospectus Department, 150 North Riverside Plaza, Chicago, IL 60606, by telephone at 1-800-621-0687, or by email at prospectus@williamblair.com. Copies of the final prospectus related to the offering are available at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Arcellx, Inc.

Arcellx, Inc. is a clinical-stage biotechnology company reimagining cell therapy by engineering innovative immunotherapies for patients with cancer and other incurable diseases. Arcellx believes that cell therapies are one of the forward pillars of medicine and Arcellx’s mission is to advance humanity by developing cell therapies that are safer, more effective, and more broadly accessible. Arcellx’s lead product candidate, CART-ddBCMA, is being developed for the treatment of relapsed or refractory multiple myeloma (r/r MM) in an ongoing Phase 1 study. CART-ddBCMA has been granted Fast Track, Orphan Drug, and Regenerative Medicine Advanced Therapy designations by the U.S. Food and Drug Administration.

Arcellx is also advancing its dosable and controllable CAR-T therapy, ARC-SparX, into the clinic through two programs: ACLX-001 in r/r MM and ACLX-002 in relapsed or refractory acute myeloid leukemia.

For more information, please contact:

Myesha Lacy

Arcellx, Inc.

mlacy@arcellx.com